EXHIBIT 4

                      ESCROW AGREEMENT


     This Agreement is made and entered into on this 14th day of December, 2000, by and among (i) Uproar Inc., a Delaware corporation ("Acquiror"), (ii) Trafficmarketplace.com, Inc., a Delaware corporation ("Target"), (iii) Frederick Krueger as the representative (the "Target Stockholders' Agent") of the stockholders of Target (the "Target Stockholders"), and
(iv) The Chase Manhattan Bank, as escrow agent ("Escrow Agent").


                        WITNESSETH:

     WHEREAS, Acquiror, Merger Sub, Target, the Target Stockholders' Agent and the Target Stockholders are parties to that certain Agreement and Plan of Reorganization dated as of December 6, 2000 (collectively, with all schedules, letters, exhibits and certificates referred to therein, the "Merger Agreement") and attached hereto as Exhibit A, which provides for the merger of Merger Sub with and into Target, with Target surviving as a wholly-owned subsidiary of Acquiror (the "Merger"); and

     WHEREAS, the Merger Agreement provides that at the Effective Time, certain shares of Acquiror Common Stock to be issued in the Merger and otherwise distributable to the Former
Target Stockholders pursuant thereto will be deposited in escrow pursuant to this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Merger Agreement and herein, the parties agree as follows:

                         ARTICLE I

                          ESCROW

     1.1 Defined Terms. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Merger Agreement. All provisions of the Merger Agreement shall be incorporated herein by reference as if set forth in their entirety herein. If any term of this Agreement is inconsistent with the terms of the Merger Agreement, then the terms of the Merger Agreement shall control.

     1.2 Escrow Agreement. Acquiror and Target hereby appoint the Escrow Agent as the escrow agent for the purposes set forth in Article VIII of the Merger Agreement. At the Effective Time, the Target Stockholders' Agent, on behalf of the Target Stockholders, shall deposit, or cause to be deposited, into an escrow account with the Escrow Agent one or more certificates in the name of "Chase Manhattan Bank, as Escrow Agent" representing ten percent (10%) of the amount of Acquiror Common Stock otherwise deliverable to such Target Stockholder pursuant to Section 1.6 of the Merger Agreement (collectively, the "Escrow Shares") which shares, together with distributions thereof pursuant to Section 1.5 of this Agreement, shall constitute the Escrow Fund. The Escrow Agent will acknowledge receipt of the Escrow Shares into the Escrow Fund to the Target Stockholders' Agent and the Acquiror and will hold such shares in accordance with the terms and conditions hereof and of Article VIII of the Merger Agreement. The "Termination Date" shall be the date that is twelve (12) calendar months from the Closing Date.

     1.3 Escrow Fees. Acquiror agrees to (i) pay Escrow
Agent upon execution of this Escrow Agreement and annually thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule A attached hereto, and
(ii) pay or reimburse Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Agreement.

     1.4 Ownership and Vote of Shares. The Escrow Agent shall, subject to the provisions of this Agreement and the Merger Agreement, hold the Escrow Shares and any distributions in respect thereof as agent for the respective Target Stockholders. All Escrow Shares in the Escrow Fund shall be available for distribution by the Escrow Agent, subject to the provisions of this Agreement and the Merger Agreement, to reimburse Acquiror in respect of any Damages which are indemnifiable pursuant to the Merger Agreement. The Target Stockholders shall be entitled to exercise any and all voting and other consensual rights pertaining to the Escrow Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Merger Agreement. The Escrow Agent shall from time to time deliver to the Target Stockholders' Agent, who shall deliver to the Target Stockholders, such proxies, consents or other documents as may be necessary to enable the Target Stockholders to exercise such rights. In the absence of exercise of such voting rights, the Escrow Agent shall not vote any of the Escrow Shares.

     1.5 Distribution of Securities. Any and all distributions of stock or any securities of Acquiror Common Stock issued in connection with the Escrow Shares (including, without limitation, any shares issued pursuant to any stock dividend, stock split, reverse stock split, combination or reclassification thereof) shall be the property of the Target Stockholders, shall be deposited with the Escrow Agent and shall be treated as Escrow Shares pursuant to the terms of this Agreement.

     1.6 Dividends. Subject to Section 1.5, cash dividends or other property distributed in respect of Acquiror Common Stock shall be delivered to the Target Stockholders on a pro rata basis in accordance with the number of shares of Target Common Stock held by the Target Stockholders at the Effective Time and shall not be deposited with or retained by the Escrow Agent.


                        ARTICLE II

                   RELEASE FROM ESCROW

     2.1 Claims upon Escrow Fund. Upon receipt by the
Escrow Agent (on or before the Termination Date) of an Officer's Certificate from Acquiror stating that (i) Acquiror has incurred Damages in an aggregate stated amount and
(ii) is entitled to payment from the Escrow Fund in a specified number of shares, the Escrow Agent shall, subject to the provisions of Section 2.2 of this Agreement, deliver to Acquiror the specified number of shares of Acquiror Common Stock to indemnify Acquiror for the Damages claimed.
In the event that the number of shares of Acquiror Common Stock in the Escrow Fund is less than the number required to pay the Damages claimed by the Acquiror in any Officer's Certificate, Escrow Agent shall, subject to the provisions of this Agreement, distribute to the Acquiror the remaining Acquiror Common Stock held in the Escrow Fund.

     2.2 Objections to Claims. For a period of forty-five
(45) days after delivery to the Escrow Agent of an Officer's Certificate, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to
Section 2.1 hereof unless the Escrow Agent shall have received written authorization from the Target Stockholders' Agent to make such delivery. After the expiration of such forty-five
(45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 2.1 hereof, provided that no such payment or delivery may be made if the Target Stockholders' Agent shall object in a written statement to any claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such forty-five (45) day period.

     2.3 Contested Claims. In case the Target Stockholders' Agent shall object in writing to any claim or claims by Acquiror made in any Officer's Certificate as provided in
Section 2.2, the Target Stockholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Target Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof. If the parties have not resolved the dispute during such sixty (60) day period as evidenced by an executed memorandum then the parties will resolve the dispute by final, binding award (the "Award") of an arbitrator as provided in Section
8.8 of the Merger Agreement. The Award shall be provided to the Escrow Agent and the Escrow Agent shall be entitled to rely on any such Award and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

     2.4 No Fractional Shares. No fractional shares shall be delivered to satisfy any Damages claims. Instead, in the event that the Escrow Shares to be so delivered from the Escrow Fund would include a fractional share, the parties hereto agree that the Target Stockholders' Agent and the Acquiror may round such fraction to a whole share in such manner as they may agree in their sole and absolute discretion.

     2.5 Distribution Upon Termination of Escrow Period. Within five (5) business days following the Termination Date, the Escrow Agent shall deliver to the Former Target Stockholders all of the Acquiror Common Stock in the Escrow Fund in excess of any amount of such Acquiror Common Stock reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date and any unsatisfied or disputed claims by the Target Stockholders' Agent under Section 8.9(d) of the Merger Agreement. As soon as the Escrow Agent has received a memorandum of the parties stating that all such claims have been resolved or an Award has been entered with regard to all disputed claims, the Escrow Agent shall promptly deliver to the Former Target Stockholders all Acquiror Common Stock remaining in the Escrow Fund and not required to satisfy such claims. All distributions from the Escrow Fund to the Former Target Stockholders shall be made on a pro rata basis in accordance with the number of shares of Target Common Stock held by the Target Stockholders at the Effective Time.

     2.6 Actions of the Target Stockholders' Agent. A decision, act, consent or instruction of the Target Stockholders' Agent shall constitute a decision of all Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Target Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target Stockholder. The Escrow Agent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Target Stockholders' Agent.

                          ARTICLE III

                 AUTHORITY AND INDEMNIFICATION

     3.1 Authority. Upon consummation of the Merger and in consideration of the mutual promises and covenants set forth in the Merger Agreement, the Target Stockholders and Acquiror shall be deemed to have irrevocably appointed the Escrow Agent to hold all of the Escrow Fund for the account of the Target Stockholders as provided in Section 8.3 of the Merger Agreement subject to this Agreement until their release in accordance with this Agreement.

     3.2 Responsibilities of Escrow Agent.

          (a) With respect to this Agreement, the parties acknowledge and agree that Escrow Agent is acting solely as an independent Escrow Agent pursuant to this Agreement. The
Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other or further duties or responsibilities shall be implied.

           (b) Escrow Agent shall not be required to institute or defend any action involving any matters referred to herein or which affected it or its duties or liabilities hereunder unless required to do so by any party to this Agreement and then only upon receiving indemnity in accordance with Section
3.3 hereto, against any and all claims, liabilities and expenses in relation thereto. Except as otherwise contemplated by Section 3.2(c) hereof, Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent in respect to the subject matter hereof. Except as otherwise contemplated by Section 3.2(c) hereof, in the event any action is instituted against Escrow Agent, Escrow Agent may interplead the parties hereto and may deposit the subject matter of this escrow into court and in such event Escrow Agent shall be relieved and/or discharged from any and all obligations and liabilities under and pursuant hereto subject to any required permission of the court in which such interpleader is filed.

          (c) Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties so long as Escrow Agent complies with the terms of this Agreement. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. Escrow Agent shall have no duty to solicit any payments which may be due it hereunder. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Acquiror or Target Stockholders. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     3.3 Indemnity. Acquiror and the Target Stockholders shall jointly and severally indemnify, defend and save harmless Escrow Agent and its directors, officers, agents and employees (the "Indemnitees") from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) Escrow Agent's execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions from Acquiror or the Target Stockholders' Agent, except to the extent that its following any such instruction or direction is expressly forbidden by the terms of this Agreement. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of Escrow Agent or the termination of this Agreement. The parties hereby grant Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder, provided however, that the Target Stockholders' liability to Escrow Agent hereunder shall be limited to the Escrow Shares on deposit in the Escrow Fund at the time of contribution.

     3.4 Participation. In no case shall Acquiror or the Target Stockholders be liable under this Agreement with respect to any lawsuit filed against Escrow Agent unless Acquiror or the Target Stockholders, as the case may be, are notified by Escrow Agent, by letter or by telegram or telex confirmed by letter, of the commencement of any such action within a reasonable time after such person shall have been served with a summons or other first legal process giving information as to the nature and basis of the lawsuit, but failure to so notify

Acquiror and the Target Stockholders shall not relieve them from any liability they may have otherwise than on account of this Agreement. Acquiror and the Target
Stockholders shall each be entitled to participate at their own expense in the defense of any such lawsuit, and if one of the parties so elects within a reasonable time after receipt of such notice, upon receiving consent from the other party, such party shall assume the defense of any lawsuit. In the event that a party assumes the defense of any lawsuit, such defense shall be conducted by counsel chosen by such party and satisfactory to Escrow Agent. If counsel is so retained, the defendant or defendants in the lawsuit shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

     3.5 Reliance. Escrow Agent shall not be responsible for the genuineness of any certificate or signature, and may rely conclusively upon and shall be protected when acting upon any notice, affidavit, request, consent, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person, or duly authorized, or properly made. Escrow Agent shall have no responsibility except for the performance of its express duties hereunder and no additional duties shall be inferred or implied by this Agreement.

                       ARTICLE IV

                      MISCELLANEOUS

     4.1 Notices. Any notice or other communication required or permitted to be given to the parties hereto shall be deemed to have been given if personally delivered (including personal delivery by facsimile), or four days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 4.1):

          (a)  If to Acquiror:

               Uproar Inc.
               240 West 35th Street
               New York, NY 10001
               Attention:     General Counsel
               Facsimile No.: (917) 351-2896
               Telephone No.: (212) 714-9500

          (b)  If to the Target Stockholders' Agent:

               Frederick Krueger
               c/o Trafficmarketplace.com, Inc.
               10940 Wilshire Boulevard
               Los Angeles, CA 90024
               Fax No.:  (310) 526-4899

          (c) With copies to counsel as set forth in the Merger Agreement.

               If to the Escrow Agent:

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

               The Chase Manhattan Bank
               Capital Markets Fiduciary Services
               450 West 33rd Street
               New York, NY 10001-2697
               Attention:  Escrow Administration, 10th Floor
               Fax No.:  (212) 946-8156

          (d) If to Target Stockholders, at the addresses set forth on Schedule B hereto.

     4.2 Amendment. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.

     4.3 Successor to Escrow Agent. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving ten (10) days' advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold upon its resignation or discharge an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement; provided that any amounts withheld that are not so incurred shall be returned to the new escrow agent and the Escrow Fund to be governed in accordance with this Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     4.4 Termination. This Agreement shall terminate upon the earlier of (i) the mutual written express agreement of the parties hereto and (ii) when all of the Escrow Shares have been released from escrow according to the terms hereof. In a mutual written express agreement of Acquiror and the Target Stockholders' Agent terminating this Agreement, the parties may instruct the Escrow Agent to distribute the balance of the Escrow Shares according to instructions contained in such agreement and the Escrow Agent shall so distribute the balance of the Escrow Shares in accordance with such instructions.

     4.5 Interpretation. The validity, construction, interpretation and enforcement of this Agreement shall be determined and governed by the laws of the State of Delaware. The invalidity or unenforceability of any provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or any other application of such provision, as the case may be.

     4.6 Attorneys' Fees; Remedies. If any arbitration is filed or instituted or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled. The rights and remedies of the parties under this Agreement and the Merger Agreement and the other agreements related thereto, and all other letters, certificates or documents executed in connection herewith and therewith are cumulative and not exclusive of any rights, remedies, powers and privilege that may otherwise be available to the parties hereto.

     4.7 Counterparts and Facsimile. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

     4.8 Transfer of Interests. No Target Stockholder shall sell, transfer, pledge, hypothecate or otherwise dispose of any Escrow Shares, or any interest therein, prior to the distribution of such Escrow Shares except in accordance with this Agreement.

     4.9 Miscellaneous. Without the prior written consent of the other parties, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except by Acquiror to one or more entities controlled by Acquiror (with Acquiror remaining responsible for its obligations hereunder). Notwithstanding the foregoing, none of the rights or duties of any of the parties under this Agreement shall be affected by a merger or consolidation of the Escrow Agent with any other entity. Nothing expressed or implied in this Agreement is intended, nor shall it be construed to confer (i) any rights, remedies, obligations or liabilities, legal or equitable, other than as provided by this Agreement, or (ii) otherwise constitute any person (other than the Target Stockholder's Agent) a third party beneficiary under or by reason of this Agreement (it being acknowledged that the Target Stockholders' Agent is a third party beneficiary of this Agreement and is entitled to enforce relevant provisions of this Agreement).

     4.10 Governing Law, etc. This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

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

     IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.



                     UPROAR INC.,
                     A DELAWARE CORPORATION

                     By:    /s/ KENNETH D. CRON
                     --------------------------
                     Name: Kenneth D. Cron
                     Title: Chairman of the Board and Chief
                            Executive Officer


                     TRAFFICMARKETPLACE.COM, INC.,
                     A DELAWARE CORPORATION

                     By:    /s/ EVAN RIFKIN
                     ----------------------
                     Name: Evan Rifkin
                     Title: Chief Executive Officer


                     FREDERICK KRUEGER,
                     AS TARGET STOCKHOLDERS' AGENT

                     By:    /s/ FREDERICK KRUEGER
                     ----------------------------
                     Name: Frederick Krueger
                     Title: Chairman of the Board

                     CHASE MANHATTAN BANK,
                     AS ESCROW AGENT

                     By:    /s/ ROBERT L. STANISLARO
                     -------------------------------
                     Name: Robert L. Stanislaro
                     Title: Vice President

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

                      SCHEDULE A

                     ESCROW FEES


ESCROW AGENT'S COMPENSATION:

     15 basis points of the highest value of collateral held on deposit per annum or any part thereof without proration for partial years, subject to a minimum of $7,500 per annum or any part thereof without proration for partial years, (includes investment in a Chase Manhattan Bank Money Market Account, Chase Manhattan Bank Trust Account or The Chase Manhattan Bank Mutual Fund known as the Vista Fund).

     $75 per investment (excludes Money Market, Trust Account or Vista Fund Investments).

                       SCHEDULE B

             ADDRESSES OF TARGET STOCKHOLDERS